Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2016 First Quarter Results

•                  Consolidated net sales of $998.0 million, up 3.5%

•                  1Q16 same store sales growth of 3.9% versus 2.3% in 1Q15

•                  Consolidated gross margin expansion of 40 basis points

•                  1Q16 GAAP net earnings of $42.2 million with diluted earnings per share of $0.28

•                  1Q16 Adjusted net earnings of $65.1 million with diluted earnings per share of $0.43

•                  Repurchased $62.4 million, or 2.4 million shares, of common stock

DENTON, Texas, February 4, 2016 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2016 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We are off to a solid start for fiscal year 2016,” stated Chris Brickman, President and CEO. “We drove same store sales improvement in our Sally business, and our BSG business continued to grow sales and gain channel share.  In addition, implementation of our pricing and margin improvement initiatives resulted in gross profit margin expansion consistent with our previously stated guidance.”

“Looking forward, we are confident that we can deliver on our full year guidance. However, we anticipate the business may confront modest headwinds in Q2 as we launch our hair care solutions center in almost 3,000 Sally U.S. stores, invest in a significant TV campaign to re-engage retail consumers at Sally and ramp up new business development programs globally.  Despite these short term challenges, we are excited about the upcoming initiatives and believe that they will help us accelerate growth in our Sally business and deliver on our full-year earnings objectives.”

FISCAL 2016 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2016 first quarter, consolidated net sales were $998.0 million, an increase of 3.5% from the fiscal 2015 first quarter.  The sales increase in our fiscal 2016 first quarter is attributable to same store sales growth and incremental sales from our new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2016 first quarter was $22.1 million, or 2.3% of sales.  Consolidated same store sales growth in the fiscal 2016 first quarter was 3.9%.

Gross Profit:  Consolidated gross profit for the fiscal 2016 first quarter was $494.0 million, an increase of 4.3% over gross profit of $473.8 million for the fiscal 2015 first quarter.  Gross profit as a percentage of sales was 49.5%, a 40 basis point improvement from the fiscal 2015 first quarter.

GAAP and Adjusted Selling, General and Administrative Expenses:  For the fiscal 2016 first quarter, consolidated GAAP selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $339.7 million, or 34.0% of sales, a 90 basis point improvement from the fiscal 2015 first quarter metric of 34.9% of sales and total SG&A expenses of $337.0 million.  Excluding expenses associated with the previously disclosed data security incidents of $0.5 million and management transition expenses of $0.9 million, pre-tax, adjusted SG&A expenses in the fiscal 2016 first quarter were $338.4 million, or 33.9% of sales.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

GAAP Interest Expense: GAAP interest expense for the fiscal 2016 first quarter was $63.9 million, up $34.7 million from the fiscal 2015 first quarter.  This increase is due to the loss on the extinguishment of debt of $33.3 million, pre-tax, in connection with the Company’s December 2015 redemption in full of its $750 million of 6.875% senior notes due 2019 and overlapping interest expense on such senior notes of $2.1 million, pre-tax.   On December 3, 2015, the Company completed the issuance and sale of $750 million of 5.625 % senior notes due 2025.

Provision for GAAP Income Taxes:  GAAP income taxes were $24.7 million for the fiscal 2016 first quarter versus $32.1 million in the fiscal 2015 first quarter.  The Company’s effective tax rate in the fiscal 2016 first quarter was 36.9%, flat when compared to the effective tax rate in the fiscal 2015 first quarter.

In fiscal year 2016, the Company’s effective tax rate is expected to be in the previously stated range of 37.5% to 38.5%.

GAAP and Adjusted Net Earnings and Diluted Net Earnings Per Share (EPS) (1):   GAAP net earnings were $42.2 million in the fiscal 2016 first quarter, compared to fiscal 2015 first quarter GAAP net earnings of $54.9 million, down 23.1%.  Excluding expenses from the loss on extinguishment of debt and overlapping interest expense of $22.0 million, net of tax, and expenses from the data security incident and management transition expenses or $0.8 million, net of tax, adjusted net earnings for the fiscal 2016 first quarter were $65.1 million, up 18.2% from adjusted net earnings of $55.1 million in the fiscal 2015 first quarter.

GAAP and adjusted diluted earnings per share for the fiscal 2016 first quarter were $0.28 and $0.43, respectively, compared to GAAP and adjusted fiscal 2015 first quarter diluted earnings per share of $0.35.

Adjusted EBITDA(1): Adjusted EBITDA for the fiscal 2016 first quarter was $159.9 million, an increase of 10.4% from $144.8 million for the fiscal 2015 first quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2015, were $67.4 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2016 first quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of December 31, 2015.

For the fiscal 2016 first quarter, the Company’s capital expenditures totaled $32.4 million.  Capital expenditures for the fiscal year 2016 are projected to be in the previously stated range of $125 million to $135 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $20.5 million to $674.9 million at December 31, 2015 compared to $695.4 million at September 30, 2015.  Borrowing capacity on the ABL facility was approximately $478.5 million at the end of fiscal 2016 fist quarter.    The ratio of current assets to current liabilities was 2.48 to 1.00 at December 31, 2015 compared to 2.41 to 1.00 at September 30, 2015.

Inventory as of December 31, 2015 was $912.4 million, an increase of $74.6 million or growth of 8.9% from December 31, 2014 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings and the introduction of new brands in the BSG and Sally businesses.

During the period of October 1, 2015 through December 31, 2015, the Company repurchased (and subsequently retired) 2.4 million shares of its common stock at an aggregate cost of $62.4 million and had approximately $710 million of additional share repurchase authorization remaining under its $1 billion share repurchase authorization.

Business Segment Results:

Sally Beauty Supply

Fiscal 2016 First Quarter Results for Sally Beauty Supply

•                  Sales of $596.0 million, up 1.6% from $586.5 million in the fiscal 2015 first quarter.  Sales growth was driven by same store sales growth and net new store openings.  The unfavorable impact of foreign currency exchange on sales was $16.9 million, or 2.9%.

•                  Same store sales growth of 2.4% versus growth of 1.6% in the fiscal 2015 first quarter. Same store sales growth rate was positively impacted by selective price increases in certain geographical areas of the U.S.

•                  Gross margin of 55.0%, a 60 basis point increase from 54.4% in the fiscal 2015 first quarter.

•                  Segment operating earnings of $106.1 million, up 4.8% from $101.2 million in the fiscal 2015 first quarter.

•                  Segment operating margins increased 50 basis points to 17.8% of sales from 17.3% in the fiscal 2015 first quarter.

•                  Net store count increased by 106 over the fiscal 2015 first quarter for total store count of 3,711.

Sales growth in the fiscal 2016 first quarter was driven by same store sales growth and new store openings; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Gross profit margin improvement of 60 basis points was primarily the result of selective price increases in certain geographical areas of the U.S. and fewer promotions in the quarter versus the prior year quarter.  Segment operating earnings and margin were positively impacted by gross margin improvement and SG&A leverage.

Beauty Systems Group

Fiscal 2016 First Quarter Results for Beauty Systems Group

•                  Sales of $402.1 million, up 6.4% from $377.9 million in the fiscal 2015 first quarter.  The unfavorable impact of foreign currency exchange on sales was $5.2 million, or 1.4%.

•                  Same store sales growth of 7.2% versus 3.9% in the fiscal 2015 first quarter.

•                  Gross margin of 41.3%, up 40 basis points when compared to the fiscal 2015 first quarter of 40.9%.

•                  Segment earnings of $65.9 million, up 16.4% from $56.6 million in the fiscal 2015 first quarter.

•                  Segment operating margins increased by 140 basis points to 16.4% of sales from 15.0% in the fiscal 2015 first quarter.

•                  Net store count was 1,303, an increase of 28 stores over the fiscal 2015 first quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2016 first quarter were 951 versus 967 at the end of the fiscal 2015 first quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, sales growth in the full service business and net new store openings; this growth was partially offset by the unfavorable impact of foreign currency exchange.

Growth in segment operating earnings was primarily due to gross margin expansion and SG&A leverage improvement.

(1)A detailed table reconciling 2016 and 2015 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1074 (International:  612-288-0337).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) February 4, 2016 through February 18, 2016 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 384524.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 175 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our strategic initiatives including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; the success of our e-commerce businesses; product diversion to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; the success of our cost control plans; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2015, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share; and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents, management transition plan and expenses from the loss on extinguishment of debt and overlapping interest expense.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, data security incidents and the loss on extinguishment of debt and overlapping interest expense for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.   Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statements of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2015	2014	% CHG

Net sales	$998,032	$964,468	3.5%
Cost of products sold and distribution expenses	503,983	490,699	2.7%
Gross profit	494,049	473,769	4.3%
Selling, general and administrative expenses (1)	339,728	336,954	0.8%
Depreciation and amortization	23,386	20,579	13.6%

Operating earnings	130,935	116,236	12.6%
Interest expense (2)	63,943	29,241	118.7%
Earnings before provision for income taxes	66,992	86,995	-23.0%
Provision for income taxes	24,749	32,086	-22.9%
Net earnings	$42,243	$54,909	-23.1%

Earnings per share:
Basic	$0.28	$0.35	-20.0%
Diluted	$0.28	$0.35	-20.0%

Weighted average shares:
Basic	150,786	156,104
Diluted	152,426	158,545

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.0%	54.4%	60
BSG Segment Gross Profit Margin	41.3%	40.9%	40
Consolidated Gross Profit Margin	49.5%	49.1%	40
Selling, general and administrative expenses	34.0%	34.9%	(90)
Consolidated Operating Profit Margin	13.1%	12.1%	100
Net Earnings Margin	4.2%	5.7%	(150)

Effective Tax Rate	36.9%	36.9%	0

(1)    For the three months ended December 31, 2015 and 2014, selling, general and administrative expenses include share-based compensation expenses of $4.2 million and $7.8 million, respectively, and pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $0.5 million and $0.2 million, respectively; and, for the three months ended December 31, 2015, $0.9 million of pre-tax expenses in connection with the management transition plan disclosed earlier.

(2)    For the three months ended December 31, 2015, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2015	2014	% CHG
Net sales:
Sally Beauty Supply	$595,966	$586,519	1.6%
Beauty Systems Group	402,066	377,949	6.4%
Total net sales	$998,032	$964,468	3.5%

Operating earnings:
Sally Beauty Supply	$106,077	$101,179	4.8%
Beauty Systems Group	65,880	56,589	16.4%
Segment operating earnings	171,957	157,768	9.0%

Unallocated expenses (1)	(36,834)	(33,772)	9.1%
Share-based compensation	(4,188)	(7,760)	-46.0%
Interest expense (2)	(63,943)	(29,241)	118.7%
Earnings before provision for income taxes	$66,992	$86,995	-23.0%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.8%	17.3%	50
Beauty Systems Group	16.4%	15.0%	140
Consolidated operating profit margin	13.1%	12.1%	100

(1)  For the three months ended December 31, 2015 and 2014, selling, general and administrative expenses include $0.5 million and $0.2 million, respectively, in pre-tax expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended December 31, 2015, $0.9 million of pre-tax expenses in connection with the management transition plan disclosed earlier.

(2)    For the three months ended December 31, 2015, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2015	2014	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$42,243	$54,909	-23.1%
Add:
Depreciation and amortization	23,386	20,579	13.6%
Share-based compensation (1)	4,188	7,760	-46.0%
Loss from data security incidents (2)	478	241	98.3%
Management transition expenses (2)	879	—	100.0%
Interest expense (3)	63,943	29,241	118.7%
Provision for income taxes	24,749	32,086	-22.9%
Adjusted EBITDA (Non-GAAP)	$159,866	$144,816	10.4%

(1)                                 For the three months ended December 31, 2015 and 2014, share-based compensation includes $1.3 million and $4.8 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)                                 For the three months ended December 31, 2015 and 2014, selling, general and administrative expenses include $0.5 million and $0.2 million, respectively, in pre-tax expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended December 31, 2015, $0.9 million of pre-tax expenses in connection with the management transition plan disclosed earlier.

(3)                                 For the three months ended December 31, 2015, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2015
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Management Transition Expenses (2)	Charges from Data Security Incidents (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$339,728			$(879)	$(478)	$338,371
SG&A expenses, as a percentage of sales	34.0%					33.9%
Operating earnings	130,935			879	478	132,292
Operating Profit Margin	13.1%					13.3%
Earnings before provision for income taxes	66,992	$33,296	$2,148	879	478	103,793
Provision for income taxes (3)	24,749	12,652	816	334	182	38,733
Net earnings	$42,243	$20,644	$1,332	$545	$296	$65,060

Earnings per share:
Basic	$0.28	$0.14	$0.01	$0.00	$0.00	$0.43
Diluted	$0.28	$0.14	$0.01	$0.00	$0.00	$0.43

	Three Months Ended December 31, 2014
	As Reported	Charges from Data Security Incidents (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$336,954	$(241)	$336,713
SG&A expenses, as a percentage of sales	34.9%		34.9%
Operating earnings	116,236	241	116,477
Operating Profit Margin	12.1%		12.1%
Earnings before provision for income taxes	86,995	241	87,236
Provision for income taxes (3)	32,086	89	32,175
Net earnings	$54,909	$152	$55,061

Earnings per share:
Basic	$0.35	$0.00	$0.35
Diluted	$0.35	$0.00	$0.35

(1)                                 For the three months ended December 31, 2015, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest on such senior notes of $2.1 million after December 3, 2015 and until their redemption, as well as interest on the Company’s new senior notes due 2025 issued on December 3. This pro-forma adjustment assumes the senior notes due 2019 were redeemed on December 3, 2015.

(2)                                 For the three months ended December 31, 2015 and 2014, selling, general and administrative expenses include $0.5 million and $0.2 million, respectively, in pre-tax expenses incurred in connection with the data security incidents disclosed earlier and, for the three months ended December 31, 2015, $0.9 million of expenses in connection with the management transition plan disclosed earlier.

(3)                                 The tax provision for the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the three months ended December 31, 2015 and 2014, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2015	2014	CHG

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,693	3,586	107
Franchise stores	18	19	(1)
Total Sally Beauty Supply	3,711	3,605	106

Beauty Systems Group:
Company-operated stores	1,141	1,109	32
Franchise stores	162	166	(4)
Total Beauty System Group	1,303	1,275	28
Total	5,014	4,880	134

BSG distributor sales consultants (end of period) (1)	951	967	(16)

	2015	2014	Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	2.4%	1.6%	80
Beauty Systems Group	7.2%	3.9%	330
Consolidated	3.9%	2.3%	160

(1)         Includes 316 and 333 distributor sales consultants as reported by our franchisees at December 31, 2015 and 2014, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of December 31, 2015	As of September 30, 2015
Financial condition information (at period end):
Working capital	$674,945	$695,403
Cash and cash equivalents	67,447	140,038
Property and equipment, net	281,278	270,847
Total assets	2,043,126	2,094,351
Total debt, including capital leases (1)	1,782,832	1,787,594
Total stockholders’ (deficit) equity	$(321,666)	$(297,821)

	As of December 31, 2015	Interest Rates (2)
Debt position, excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2022	850,000	5.750%
Senior notes due 2023	200,000	5.500%
Senior notes due 2025	750,000	5.625%
Total debt, excluding capital leases (3)	$1,800,000
Debt maturities, excluding capital leases:
Twelve months ending December 31, 2016-2020	$—
Thereafter	1,800,000
Total debt, excluding capital leases (3)	$1,800,000

(1)         Total debt, including capital leases, is net of unamortized debt issuance costs of $26.1 million at December 31, 2015 and $21.8 million at September 30, 2015.

(2)         Interest rates shown represent the coupon or contractual rates related to each indebtedness.

(3)         Amounts do not include capital lease obligations of $2.6 million, unamortized premium of $6.3 million related to senior notes due 2022 in an aggregate principal amount of $150.0 million, or unamortized debt issuance costs in the aggregate amount of $26.1 million in connection with the senior notes due 2022, 2023 and 2025.